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                                                                   EXHIBIT 10.21


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 5th day of February 1999, between COLLECTORS UNIVERSE, INC., a Delaware Corporation (the "Company" or "CUI"), and LOUIS M. CRAIN ("Crain"), with reference to the following:

         A. Effective as of January 4, 1999, Crain became employed as the Chief Executive Officer of Professional Coin Grading Service, Inc., ("PCGS"), pursuant to an employment agreement with PCGS (the "PCGS Agreement").

         B. On this date PCGS became a wholly-owned subsidiary and is now the predecessor of the Company. With the consent of PCGS, Crain is resigning his position with PCGS to become Chief Executive Officer of CUI, and the PCGS Agreement is being terminated concurrently herewith by mutual agreement of PCGS and Crain.

         C. Crain and the Company desire to document the terms and provisions governing his employment as Chief Executive Officer of CUI and that is the purpose of this Agreement.

         NOW, THEREFORE, in consideration of the respective promises of each party made to the other and other good and valuable consideration, the receipt of which is hereby acknowledged by each of the parties, it is agreed as follows:

         1. EMPLOYMENT AS CHIEF EXECUTIVE OFFICER/CORPORATE STRUCTURE AND OBJECTIVES.

                  1.1 Employment as Chief Executive Officer. CUI agrees to employ Crain in the position of Chief Executive Officer, and Crain agrees to serve in that position on a full time basis, on the terms and subject to the conditions contained in this Agreement. The parties acknowledge that for purposes of this Agreement, "CUI" shall include each existing Affiliate of CUI (as hereinafter defined) and any corporation, limited liability company, partnership or other entity that, during the term of this Agreement, becomes an Affiliate of CUI, so that CUI and its Affiliates may operate under a unified management structure. The term "Affiliate" when used with reference to CUI shall mean any corporation, limited liability company, partnership or other entity with respect to which CUI owns either directly, or indirectly through any other entity, 80% or more of the outstanding voting power. References in this Agreement to "Directors" shall include the boards of directors of any such corporations, the managers of any such limited liability companies, and the general partners of any such partnerships, that are Affiliates of CUI, as appropriate.

                  1.2 Objectives. The parties agree that the primary business objectives of CUI and, therefore, of its Chief Executive Officer, shall be:

                           (a) to maintain and expand the leadership position of CUI in the traditional collectibles marketplace; and

                           (b) to drive CUI toward a leadership position in the field of Internet-based electronic commerce for the collectibles market, possibly leading toward a successful IPO or merger in the one-to-four year time frame;

         Provided, however, that, the foregoing objectives shall be subject to refinements and adjustments from time to time by action of the CUI Board of Directors.

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         2. DUTIES AND RESPONSIBILITIES.

                  2.1 Duties and Responsibilities. Crain's duties and responsibilities as Chief Executive Officer shall be to exercise full responsibility and authority over the strategic planning, implementation, and day-to-day operations of CUI and its Affiliates, in concert with the Chairman of the Board of CUI, who is David Hall ("Hall"), and subject to the supervision and direction of the CUI Board of Directors. These responsibilities shall include planning corporate activities, managing corporate finance and administration, computer technology, and marketing. Consistent with budgets approved by the CUI Board of Directors, Crain shall have the authority to hire and terminate personnel consistent with the above responsibilities; provided, however, that the hiring or termination of employment of any individual holding a position of Vice President or above shall require the approval of the CUI Board of Directors. The President of each of CUI's Affiliates shall report to Crain and, while those Affiliates shall remain relatively independent, Crain shall have the responsibility and authority to take the actions necessary to cause each Affiliate to be operated in a unified and efficient manner consistent with CUI's business objectives as delineated from time to time by the CUI Board of Directors.

                  2.2 No Conflicting Duties. Executive hereby represents and warrants that he is under no contractual or other commitments (written or oral) that are inconsistent with his obligations set forth in this Agreement, including, but not limited to, any employment, services, consulting, non-competition, trade secret or confidentiality agreements. Without limiting the generality of the foregoing, Executive represents that none of the information that he needs or will use in performing his duties hereunder belongs to any other person or entity.

         3. RIGHTS TO DISCOVERIES, INTELLECTUAL PROPERTY, ETC. Concurrently herewith, Crain shall enter into and deliver to CUI the Employee Confidentiality Agreement in the form attached hereto as Attachment A.

         4. COMPENSATION. Crain's compensation for all services rendered to CUI or to any Affiliate of CUI (including PCGS) shall be as follows:

                  4.1 A base salary of $360,000 per year, subject to annual review by the Board of Directors of CUI.

                  4.2 An annual bonus in an amount equal to 2% of CUI's annual pre-tax profit (determined from its audited financial statements), commencing with the fiscal year ending June 30, 2000.

                  4.3 Medical insurance coverage under CUI's group plan, on the same terms and conditions as other CUI employees.

                  4.4 Pursuant to the PCGS Agreement Crain received a one-time $100,000 payment to enable him to pay the expenses related to his relocation to Southern California. Subject to the provisions of Section 6.4, he shall be entitled to retain that payment.

                  4.5 Crain has shall be entitled, at any time during the Initial Term of this Agreement to borrow amounts from CUI aggregating up to, but not to exceed, a principal sum of $180,000 (the "Loans"). Borrowings by Crain pursuant hereto shall (i) be evidenced by a note in the form of Exhibit B hereto (the "Note"), (ii) bear interest at a rate of nine percent (9%) per annum, (iii) be due and payable on February 4, 2002 (the "Maturity Date"), subject to annual mandatory prepayments equal to the sum of accrued but unpaid interest and the lesser of Crain's annual bonus or $30,000, and (iv) secured by a pledge to CUI of 101,000 shares of CUI common stock owned by Crain. Crain agrees to take such action and execute such documents as shall be reasonably required by CUI to effect said loan and the pledge of such shares as security therefor. Notwithstanding anything to the contrary that may be contained


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elsewhere in this Agreement, for each period of twelve consecutive months of employment with CUI (measured from the commencement date of his employment with PCGS) that is completed by Crain (each such 12-month period, a "Contract Year"), a total of $30,000 of the principal amount of the indebtedness under the Note shall be cancelled and forgiven, provided, however, that if there is a termination of Crain's employment with CUI for any reason in any Contract Year prior to the Maturity Date, there shall be no partial cancellation and forgiveness of any principal sum for the portion of the Contract Year in which such termination of employment occurred.

         5. GRANT OF STOCK OPTION. There was granted to Crain by PCGS, pursuant to the PCGS Agreement, an option to purchase up to 4,137 shares of PCGS common stock at an exercise price of $483.00 per share (the "PCGS Option"). The parties acknowledge that, as a result of and pursuant to the acquisition by CUI of PCGS, effective as of this date, the PCGS Option was converted into an option (the "CUI Option") entitling Crain to purchase up to 950,000 shares of CUI common stock (the "Option Shares") at an exercise price of $2.11 per share and pursuant to the terms of an Incentive Stock Option Agreement.

         6. TERM AND TERMINATION.

                  6.1 Initial Term. Unless Crain's employment is sooner terminated pursuant to provisions hereinafter set forth in this Section 6, the term of Crain's employment shall be three (3) years measured from January 4, 1999 (the "Initial Term").

                  6.2 Termination by Crain. If Crain terminates this Agreement for any reason (other than due to his death or disability), CUI shall continue to pay his base salary and extend medical benefits coverage for a period of three (3) months or until Crain accepts other employment, whichever period is shorter; provided, however, that if Crain terminates this Agreement prior to completing one (1) year of employment with CUI, he shall refund any sums paid to him under Subsection 4(d) of this Agreement and the entire principal amount of the Loan then outstanding, and all accrued and unpaid interest thereon, shall become and be payable in full on the earlier of the 90th day following such termination of employment or the date Crain accepts employment with any other person or entity.

                  6.3 Termination or Non-Renewal by CUI. If, for any reason other than Cause or the death or disability of Crain, CUI (i) terminates this Agreement at any time, (ii) does not agree to extend the Initial Term for an additional period subsequent to the Initial Term and also has not entered into a new employment agreement with Crain by the end of the Initial Term, CUI shall continue to pay Crain's base salary and extend medical benefits coverage unconditionally for a period of one (1) year thereafter, and Crain shall be entitled to retain the sum paid to him under Subsection 4(d) above (the "Severance Compensation"). Crain shall nevertheless be liable to repay the then remaining principal sum of the Note, together with interest, in accordance with the terms of the Note. In the event that the Initial Term of this Agreement is extended for one or more periods beyond the Initial Term (each an "Extension Term"), Crain shall be entitled to Severance Compensation as set forth above in the event he is terminated without Cause (other than due to his disability or death) during such Extension Term or CUI allows this Agreement to expire at the end of the Extension Term without having entered into a new employment agreement with Crain.

                  6.4 Termination For Cause. If PCGS terminates this Agreement and Crain's employment for Cause, PCGS may terminate salary and medical coverage benefits immediately on such termination of employment. If such a termination for Cause occurs prior to January 4, 2000, he shall repay the sum paid to him as described in Subsection 4.4 above of the PCGS Agreement to CUI and shall pay the entire unpaid principal amount of and all accrued and unpaid interest under the Note on the earlier of the 90th day following such termination of employment for Cause or the date Crain accepts


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employment with any other person or entity. For purposes of this Section,
"Cause" shall be defined as the occurrence of any of the following:

                           (a) Crain's conviction of an act that, under applicable law or government regulations, constitutes a felony, or that constitutes a misdemeanor involving moral turpitude,

                           (b) Crain's commission of an act that subjects the Company, CUI or any Affiliate to civil or criminal penalties or fines or civil liabilities; or

                           (c) Crain breaches or violates, and fails to cure within fifteen (15) days of demand therefor by CUI any such breach or violation of, (i) any of his covenants contained in the Non-Competition Agreement or (ii) any of his covenants in his Employee Confidentiality Agreement, or (iii) any policies from time to time adopted by CUI's Board of Directors and made applicable generally to the officers of CUI, including, but not limited to any conflict of interest policies. Crain acknowledges that he was not previously employed in the collectibles industry, and that the restrictions imposed by Section 3(c) hereof will not unreasonably impair his ability to earn a living upon termination of this Agreement.

                           (d) Crain's excessive absenteeism (other than for illness), or

                           (e) Crain's insubordination with respect to any lawful direction of the CUI Board of Directors.

                  6.5 Termination on Disability or Death. Crain's employment shall terminate immediately, without notice, upon his becoming totally disabled (as hereinafter defined) or upon his death. Any such termination shall not constitute a termination without Cause. In the event of a termination due to Crain's total disability or death, CUI shall continue to pay Crain's base salary and extend medical benefits coverage unconditionally for a period of one (1) year either to Crain, in the event of a termination due to disability, or to his dependents in the event of a termination due to his death. In such event, Crain or his dependents (as the case may be) shall be entitled to retain the sum paid to him under Subsection 4(d) above and shall repay the remaining principal sum of the Note, together with interest, in accordance with the terms of the Note. For purposes of this Agreement, the term "totally disabled" or "total disability" means Crain's inability, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of 120 or more consecutive days, or for an aggregate of 180 days (whether or not consecutive) in any 12-month period, as determined by the CUI Board of Directors.

                  6.6 Effect of Breach by CUI. In the event that CUI commits a material breach of this Agreement and fails to cure such breach within thirty
(30) days of its receipt of a written notice from Crain specifying the nature of such breach, Crain shall be entitled to terminate his employment with the Company as his sole right and remedy therefor, effective on ten (10) days' prior written notice to CUI and, in such event, such termination of employment shall be deemed to constitute a termination of Crain's employment by CUI pursuant to
Section 6.3 hereof, with the same consequences as if such breach and failure to cure by the Company constituted a termination of Crain's employment by the Company pursuant to that Section 6.3

                  6.6 Exclusivity of Remedies. In the event of any termination of Crain's employment, whether by Crain or by CUI, and whether such termination is or is not for Cause, the respective rights and remedies and the respective obligations of the parties hereto under this Section 6 shall constitute the sole and exclusive rights, remedies and obligations of the parties arising out of or in connection with any termination of this Agreement and Crain's employment with CUI, and each party disclaims and other


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rights or remedies it or he (as the case may be) would, but for the provisions of this Section 6, have under this Agreement or applicable law by reason of such termination of employment.

         7. WAIVER; REMEDIES. No failure to exercise and no delay on the part of either party in exercising any right or power hereunder or granted by law will operate as a waiver thereof; any single or partial exercise of any right, power or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver by either party of any right or other matter may only be made by an instrument in writing signed by the party to be charged. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights and remedies provided by law or by any other agreement between the parties.

         8. INDEMNIFICATION. CUI and Crain shall enter into an indemnification agreement substantially in the form of Attachment D hereto (the "Indemnification Agreement").

         9. ENTIRE AGREEMENT/AMENDMENT. This Agreement is the entire agreement of the parties with respect to its subject matter, and supersedes any other prior or contemporaneous agreements or understandings between the parties relating to the subject matter of this Agreement. This Agreement may be amended at any time by a writing signed by the parties.

         10. CONSTRUCTION. This Agreement is the result of arms'-length negotiations between the parties hereto and no provision hereof shall be construed against a party by reason of the fact that such party or its legal counsel drafted said provision.

         11. NO ASSIGNMENT. No party may transfer or assign any of its rights or obligations under this Agreement and any attempt to do so shall be null and void; provided, however, that CUI shall be entitled, on ten (10) days notice to Crain, but without the consent of Crain, to assign this Agreement to any corporation or other entity that acquires more than a majority of the outstanding common stock of CUI or all or substantially all of the assets of CUI, whether by purchase, merger, consolidation or otherwise.

         12. BINDING ON SUCCESSORS. Subject to Section 11 hereof, this Agreement shall be binding on the parties and their respective heirs, legal representatives and successors and assigns.

         13. SECTION HEADINGS. Section and Subsection headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

         14. SEVERABILITY. If any provision of this Agreement be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired in any way.

         15. GOVERNING LAW. This Agreement shall be construed according to the internal laws of the State of California, excluding choice of law rules.

         16. EXCLUSIVE JURISDICTION/WAIVER OF JURY TRIAL/ATTORNEY'S FEES TO PREVAILING PARTY.

                  16.1 Jurisdiction. The courts of Orange County, California shall have exclusive jurisdiction of any controversy or claim arising out of or relating to this Agreement or any of the Agreements being entered into pursuant to the express terms of this Agreement, and each party hereto agrees not to challenge the subject-matter or personal jurisdiction of such courts, the convenience of such


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courts as forums for such controversies and claims or the adequacy of service of process delivered by certified or registered mail.

                  16.2 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES SUCH PARTY'S RIGHTS TO A TRIAL BY JURY WITH RESPECT IN ANY LEGAL PROCEEDING THAT MAY BE BROUGHT AS A RESULT OF ANY CLAIM, CONTROVERSY OR DISPUTE BETWEEN THE PARTIES RELATING TO OR ARISING OUT OF THIS AGREEMENT AND EACH PARTY EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH PROCEEDING SHALL BE THE JUDGE.

                  16.3 Attorneys Fees. The court shall award to the prevailing party, in addition to any other relief deemed appropriate, the prevailing party's attorney's fees and costs of litigation, whether or not those are otherwise available to the prevailing party by statute.

         17. AUTHORITY. CUI represents and warrants to Crain that it has the requisite corporate power and authority, and Crain represents and warrants to CUI that he has the legal capacity and right, to enter into this Agreement and to perform its or his respective obligations under this Agreement and that this Agreement has been duly executed by such party.

         18. TERMINATION OF PCGS AGREEMENT. Crain acknowledges and agrees that the PCGS Agreement is hereby terminated and shall be of no further force or effect and that PCGS, as well as CUI, may rely on his agreement in this Section
18. Crain further acknowledges that PCGS has performed all of its obligations under the PCGS Agreement required of it prior to the termination thereof.

         19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same instrument.

                                         COLLECTORS UNIVERSE, INC.



                                         By: /s/ DAVID HALL
                                             -----------------------------------
                                             David Hall, Chairman


                                             /s/ LOUIS M. CRAIN
                                             -----------------------------------
                                             Louis M. Crain


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